EXHIBIT 23.3


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Pop N Go, Inc. and subsidiaries on Form SB-2 (No. 333-88837) of our audit report, dated February 7, 2003, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern appearing in the Prospectus, which is part of this Registration Statement, and of our report dated February 7, 2003 relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to our Firm under the captions "Experts" in the Prospectus.

/s/ Singer, Lewak , Greenbaum & Goldstein LLP

SINGER, LEWAK, GREENBAUM & GOLDSTEIN LLP

Los Angeles, CA
July 15, 2004